Exhibit 99.1

FireEye Announces Acquisition of Mandiant

Combination Creates Industry-leading Vendor with a Complete Solution for

Detecting, Resolving, and Preventing Advanced Threats

MILPITAS, CA – Jan 2, 2014 – FireEye (NASDAQ: FEYE), the leader in stopping today’s advanced cyber attacks, announced today that it has acquired privately held Mandiant, the leading provider of advanced endpoint security products and security incident response management solutions. The acquisition, which recognizes the ever-increasing intensity of cyber attacks and follows nearly two years of collaboration, creates the industry’s leading advanced threat protection vendor with the ability to find and stop attacks at every stage of the attack life cycle. The transaction closed on December 30, 2013.

The combination of FireEye and Mandiant brings together two highly complementary companies, each a recognized leader and innovator in security, and creates an organization uniquely qualified to meet organizations’ needs for real-time detection, contextual threat intelligence, and rapid incident response. FireEye pioneered the use of virtual machine technology in security with the introduction of its purpose-built virtual machine-based Multi-Vector Virtual Execution (MVX) engine. With more than two million virtual machines deployed worldwide, the company’s virtual machine-based Web, email, data center, and mobile security solutions provide real-time, dynamic threat protection to more than 1,500 government, enterprise, and small and mid-sized customers.

Mandiant is an acknowledged leader in endpoint security, incident response, and remediation, with more than two million endpoints installed globally. As a trusted security advisor to more than one-third of the Fortune 100, Mandiant’s experts have responded to hundreds of high-profile security incidents and bring deep security and incident response expertise to FireEye. The combined organization unifies the critical components required to provide state-of-the-art cyber security: the most complete library of actionable threat intelligence on advanced threats and a product suite that can apply that intelligence to detect and prevent attacks on both the network and on endpoints.

This powerful combination of security products and threat intelligence is enhanced by expert security consulting, incident response, and managed security services enabling organizations to improve their security posture and resolve security incidents whenever and wherever they arise.

“Organizations today are faced with knitting together a patchwork of point products and services to protect their assets from advanced threats,” said David DeWalt, chairman of the board and chief executive officer of FireEye. “Together, the size and global reach of FireEye and Mandiant will enable us to innovate faster, create a more comprehensive solution, and deliver it to organizations around the world at a pace that is unmatched by other security vendors.”

Mandiant expands FireEye’s ability to stop advanced attacks at the earliest phases of the attack life cycle with:

•	Endpoint Threat Detection, Response, and Remediation Products

Mandiant pioneered and continues to lead the industry for endpoint-based advanced threat detection and response. Mandiant’s endpoint products, which are already integrated with the FireEye platform, enable security teams to make faster, more accurate decisions about potential security incidents while eliminating blind spots by connecting the dots with the FireEye network-based threat detection and prevention platform.

•	Advanced Threat Intelligence

Mandiant brings unrivaled depth in intelligence on next-generation attacks, which is continually gathered from ongoing monitoring of more than two million endpoints and by incident response and remediation teams who serve on the front lines combating the most advanced attacks. When this depth of threat intelligence is paired with the breadth of the FireEye real-time threat intelligence gathered from more than two million virtual machines, organizations will have unmatched detection and contextual information about attempted attacks, including the level of risk, the identity of the attackers, and the intended target of the attack.

•	Incident Response and Security Consulting Services

Endpoint protection, security incident response, and remediation have been Mandiant’s primary focus and expertise since its inception. Mandiant’s extensive team of highly skilled incident response experts has performed hundreds of incident response investigations across all industries and at organizations of all sizes. In addition, Mandiant brings its Mandiant Managed Defense monitoring service to FireEye. The addition of these skills and expertise significantly expand the ability of FireEye to offer value-added services on the FireEye Oculus platform.

Mandiant has been a strategic alliance partner of FireEye since April 2012. The combination of the two companies is a natural extension of this partnership and their integrated product offering, which both companies announced in February 2013.

Kevin Mandia, Mandiant’s founder and chief executive officer prior to the acquisition, has been appointed by the FireEye board of directors to the position of senior vice president and chief operating officer of FireEye. Mr. Mandia has been profiled on the cover of Fortune magazine and recognized by Foreign Policy magazine as one of the 100 leading global thinkers of 2013.

“The combination of FireEye and Mandiant will deliver end-to-end protection and meaningful value to customers,” said Mr. Mandia. “By joining FireEye and Mandiant, we will be able to deliver fully integrated products and services that help organizations protect themselves from attacks. The combined product portfolio will cover all the major attack points within an organization, and our expanded services capacity will allow us to quickly pivot to incident response when necessary to reduce the impact of security breaches.”

Mandiant will be integrated with FireEye to provide global services and cloud solutions, including security consulting, incident response, and managed services. Mandiant’s endpoint threat detection and response products will be incorporated as a core element of the FireEye Oculus platform.

Financial Terms of the Transaction

The acquisition was approved by the shareholders of Mandiant and the boards of directors of both companies. Under the terms of the merger agreement, FireEye will issue an aggregate of 21.5 million shares and options to purchase shares of FireEye stock and pay approximately $106.5 million of net cash in the transaction to the former Mandiant security holders. In addition, FireEye granted certain performance-based retention equity incentives.

Webcast and Conference Call Information

FireEye will host a live webcast with slides to discuss the transaction on January 2, 2014 at 2:00 P.M. Pacific time (5:00 P.M. Eastern time). The webcast may be accessed from the Investor Relations section of the FireEye website at http://investors.FireEye.com. Additionally, interested parties may access an audio-only conference call by dialing toll free 1-877-312-5521 within the U.S., or 1-678-894-3048 from international locations.

The archived webcast will be available via the Investor Relations section of the FireEye website at http://investors.FireEye.com. A conference call replay will be available approximately one hour after the conclusion of the event on January 2 through January 9, 2014 by dialing toll free 1-855-859-2056 within the U.S. or 1-404-537-3406 from international locations, and entering conference code 30005211.

About FireEye, Inc.

FireEye has invented a purpose-built, virtual machine-based security platform that provides real-time threat protection to enterprises and governments worldwide against the next generation of cyber attacks. These highly sophisticated cyber attacks easily circumvent traditional signature-based defenses, such as next-generation firewalls, IPS, anti-virus, and gateways. The FireEye Threat Prevention Platform provides real-time, dynamic threat protection without the use of signatures to protect an organization across the primary threat vectors and across the different stages of an attack life cycle. The core of the FireEye platform is a virtual execution engine, complemented by dynamic threat intelligence, to identify and block cyber attacks in real time. FireEye has over 1,500 customers across more than 40 countries, including over 100 of the Fortune 500.

About Mandiant

Mandiant was founded in 2004. The company was named “Best Security Company” by SC Magazine in 2012 and 2013 and counts more than 33 percent of the Fortune 100 as clients. Bloomberg BusinessWeek profiled Mandiant as the “go-to responder for cyber-espionage attacks”, and the company received widespread coverage in February 2013 for its report, “APT1: Exposing One of China’s Cyber Espionage Units”, which traced attacks on 141 companies to Unit 61398 of the People’s Liberation Army, supporting allegations of China’s involvement in state-sponsored espionage.

Forward-Looking Statements

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions and strategies of FireEye relating to FireEye’s acquisition of Mandiant. Such forward-looking statements include statements regarding future product offerings; expected benefits to FireEye, Mandiant and their respective customers; expected financial impact of the acquisition on FireEye; and plans regarding Mandiant and Mandiant personnel. These statements reflect the current beliefs of FireEye and are based on current information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made. The ability of FireEye to achieve these business objectives involves many risks and uncertainties that could cause actual outcomes and results to differ materially and adversely from those expressed in any forward-looking statements. These risks and uncertainties include the failure to achieve expected synergies and efficiencies of operations between FireEye and Mandiant; the ability of FireEye and Mandiant to successfully integrate their respective market opportunities, technology, products, personnel and operations; the failure to timely develop and achieve market acceptance of combined products and services; the potential impact on the business of Mandiant as a result of the acquisition; the loss of any Mandiant customers; the ability to coordinate strategy and resources between FireEye and Mandiant; the ability of FireEye and Mandiant to retain and motivate key employees of Mandiant; general economic conditions; as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Form 10-Q filed with the Securities and Exchange Commission on November 14, 2013 for the quarter ended September 30, 2013, which is available on the Investor Relations section of our website at investors.FireEye.com and on the SEC website at www.sec.gov.

Investor Contact

Kate Patterson

FireEye, Inc.

kate.patterson@fireeye.com

408-321-4957

Media Contact

Vitor De Souza

FireEye, Inc.

vitor.desouza@fireeye.com

415-699-9838

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Source: FireEye, Inc.